September 26, 2001


GreenPoint Credit, LLC
10089 Willow Creek Road
San Diego, California  92131

         Re:      GreenPoint Manufactured Housing Contract Trust
                  Pass-Through Certificates, Series 2001-2

Ladies and Gentlemen:

          We are serving as special tax counsel to GreenPoint Credit, LLC (the "Registrant") in connection with the sale by the Registrant of the GreenPoint Manufactured Housing Contract Trust Pass-Through Certificates, Series 2001-2, Class I A-1 Certificates, Class I A-2 Certificates, Class II A-1 Certificates and Class II A-2 Certificates (collectively, the "Certificates"). For purposes of this opinion, capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement (as defined below).

          The Certificates will be issued on the Closing Date pursuant to a Pooling and Servicing Agreement, dated as of September 1, 2001 (the "Agreement"), among GreenPoint Credit, LLC, as Seller and Servicer, Bank One, National Association, as Trustee, and First Union National Bank, as Co-Trustee. The Certificates will represent undivided interests in a trust fund (the "Trust Fund") consisting primarily of a pool of manufactured housing installment sale contracts and installment loan agreements (collectively, the "Contracts") which the Registrant will convey to the Trustee, as trustee for the Trust Fund, on the Closing Date pursuant to the Agreement.

          In connection with this opinion, we have examined and relied upon the following documents:

          1. a draft of the Agreement dated the date hereof;

          2. the registration statement on Form S-3 (No. 333-46102) filed by the Registrant, relating to the Certificates (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the "Act"); and

          3. the base prospectus and the prospectus supplement, in each case relating to the Certificates (such base prospectus and prospectus supplement being hereinafter collectively referred to as the "Prospectus").


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GreenPoint Credit, LLC
September 26, 2001
Page 2


          In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities other than the Registrant, we have assumed that each other entity has the power and authority to execute and deliver, and to perform and observe the provisions of such documents, and the due authorization by each such entity of all requisite action and the due execution and delivery of such documents by each such entity. To the extent we have deemed necessary and proper, we have relied upon the representations and warranties as to facts relating to the Registrant, the Contracts, and other matters contained in the Agreement.

          The opinions expressed herein are based upon current statutes, rules, regulations, cases and official interpretive opinions, and cover certain items that are not directly or definitively addressed by such authorities.

          Based upon and subject to the foregoing, we are of the opinion that:

          1. The statements contained in the Prospectus under the heading "Federal Income Tax Consequences," to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects, under the assumptions stated therein and under applicable law as in effect on the date of the Prospectus Supplement.

          2. Assuming (i) the making of a valid election and (ii) compliance with the Agreement, (a) the Trust Fund exclusive of the swap agreements will be classified for federal income tax purposes as a "real estate mortgage investment conduit" ("REMIC") within the meaning of Section 860D of the Internal Revenue Code of 1986 (the "Code"), (b) Certificates exclusive of the portion thereof representing ownership of an interest in the swap agreements will be treated collectively as representing ownership of "regular interests" in such REMIC for federal income tax purposes and to such extent will be treated as debt instruments for purposes of chapter 1 of the Code (generally relating to the calculation of a Certificateholder's federal income tax liability) (c) the Class R Certificate will be treated as the single class of "residual interest" in such REMIC for federal income tax purposes, and (d) the REMIC represented by the Trust Fund will not be subject to federal income tax as a separate entity except for (i) the tax on "prohibited transactions" imposed by section 860F of the Code, (ii) the tax on "contributions after startup date" imposed by section 860G(d) of the Code and (iii) the tax on "income from foreclosure property" imposed by section 860G(c) of the Code.

          We express no opinion herein except as to the matters set forth above. This opinion is furnished to you solely for use in connection with the issuance and sale of the Certificates. We hereby consent to the filing of this letter as an exhibit to a Current Report on Form 8-K filed by you in connection with the Trust Fund. In giving such consent, we do not admit and we hereby


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GreenPoint Credit, LLC
September 26, 2001
Page 3


disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                   Very truly yours,



                                   Orrick, Herrington & Sutcliffe LLP